Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of General Cannabis Corp. on Amendment No. 1 to Form S-1 (File No. 333-255969) of our report dated April 1, 2021, with respect to our audits of the consolidated financial statements of General Cannabis Corp. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Melville, NY

June 21, 2021